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Pitney Bowes Inc. - Form 10-Q
Six Months Ended June 30, 1995
Page 18 of 19
                                                               Exhibit (ii)


                            Pitney Bowes Inc.
          Computation of Ratio of Earnings to Fixed Charges (1)

(Dollars in thousands)         Three Months Ended       Six Months Ended
                                     June 30,               June 30,
                                   1995        1994(2)       1995        1994(2)
Income from continuing
  operations before income
  taxes                        $153,615    $137,399      $303,601    $267,563

Add:
  Interest expense               61,593      47,140       121,704      91,270
  Portion of rents
    representative of the
    interest factor              10,446      10,393        21,227      21,388
  Amortization of capitalized
    interest                        229         225           457         457

Income as adjusted             $225,883    $195,157      $446,989    $380,678

Fixed charges:
  Interest expense             $ 61,593    $ 47,140      $121,704    $ 91,270
  Capitalized interest              468         110           962         172
  Portion of rents
    representative of the
    interest factor              10,446      10,393        21,227      21,388

                               $ 72,507    $ 57,643      $143,893    $112,830

Ratio of earnings to fixed
  charges                          3.12        3.39          3.11        3.37

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes and fixed charges by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

(2) Reclassified to reflect discontinued operations.
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